Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS FIRST-QUARTER 2005 RESULTS

— Net sales up 3%; earnings of $0.19 per diluted share —
— Revises full-year 2005 earnings outlook —

WARREN, Ohio – April 28, 2005 – Stoneridge, Inc. (NYSE: SRI) today announced sales of $180.8 million and net income of $4.4 million, or $0.19 per diluted share, for the first quarter ended April 2, 2005.

Net sales for the first quarter increased $4.8 million, or 3 percent, to $180.8 million, compared with $176.0 million for the first quarter of 2004. The increase in sales was primarily due to increased commercial vehicle production, which more than offset the decline in traditional domestic North American light vehicle production. The effect of foreign currency translation added approximately $1.9 million to first-quarter 2005 sales compared with the same period in 2004.

Net income for the first quarter was $4.4 million, or $0.19 per diluted share, compared with net income of $9.2 million, or $0.40 per diluted share, in the first quarter of 2004. The decrease in net income was primarily the result of the Company’s restructuring activities, price reductions, and increased product development activities.

The Company recorded a pre-tax restructuring charge of $2.1 million in the first quarter of 2005, primarily related to severance costs and asset impairment charges associated with previously announced plant consolidations. These consolidations are the result of the Company’s cost-reduction initiatives.

“Stoneridge’s North American automotive business has faced many challenges in recent months,” said Gerald V. Pisani, president and chief executive officer. “As a result, we are even more committed to our current restructuring plan, which includes the consolidation of manufacturing facilities in the high-cost regions of North America and Europe.”

Pisani added, “We are a company that invests in the future. We think beyond the quarter and beyond the year. The actions we are taking will help us improve our long-term competitive position and will allow us to deliver superior results going forward.”

Net cash used by operating activities for the first quarter of 2005 was $5.3 million, compared with net cash provided by operating activities of $6.9 million for the first quarter of 2004. The increase in cash used by operating activities was primarily due to the decrease in net income and higher uses of cash for working capital requirements.

Change in Fiscal Year End

The Company is in the process of changing from a calendar year to a 52-53 week fiscal year ending on the Saturday nearest to December 31. Beginning in 2005, the Company’s fiscal quarters are now comprised of 13-week periods ending on the Saturday nearest to March 31, June 30, September 30 and December 31. The first quarter of 2005 and 2004 ended on April 2 and March 31, respectively.

Outlook

Based on the current industry outlook, Stoneridge anticipates second-quarter 2005 net income to be in the range of $0.05 to $0.15 per diluted share, compared with $0.41 per diluted share for last year’s second quarter. In addition, the Company has revised its full-year 2005 earnings outlook to a range of $0.40 to $0.50 per diluted share, from its previously announced range of $0.95 to $1.05 per diluted share. Unfavorable market conditions and operating inefficiencies related to the

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implementation of the Company’s previously announced restructuring actions have affected the Company’s full-year outlook.

“Despite these short-term challenges, we are confident that Stoneridge is positioned for long-term growth with an excellent product portfolio, growing global capabilities and a strong management team,” said Pisani. “We plan to continue to broaden our customer base in our served markets and achieve further efficiencies through lean thinking in all parts of our organization.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2005 first-quarter results can be accessed at 11 a.m. Eastern time on Thursday, April 28, 2005, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Sales in 2004 were approximately $682 million. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Joseph Mallak, Vice President and Chief Financial Officer or
Greg Fritz, Director of Corporate Finance and Investor Relations

330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended
	April 2,	March 31,
	2005	2004
NET SALES	$180,827	$176,023
COSTS AND EXPENSES:
Cost of goods sold	135,592	128,207
Selling, general and administrative	30,388	28,061
Restructuring charges	2,126	—

OPERATING INCOME	12,721	19,755
Interest expense, net	5,989	6,251
Other income, net	(929)	(275)

INCOME BEFORE INCOME TAXES	7,661	13,779
Provision for income taxes	3,292	4,561

NET INCOME	$4,369	$9,218

BASIC NET INCOME PER SHARE	$0.19	$0.41

BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING	22,683	22,572

DILUTED NET INCOME PER SHARE	$0.19	$0.40

DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING	22,891	22,795

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STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 2,	December 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$42,317	$52,332
Accounts receivable, net	119,248	100,615
Inventories, net	58,956	56,397
Prepaid expenses and other	14,542	11,416
Deferred income taxes	9,833	13,282

Total current assets	244,896	234,042

PROPERTY, PLANT AND EQUIPMENT, net	110,409	114,004
OTHER ASSETS:
Goodwill	65,176	65,176
Investments and other, net	25,295	24,979
Deferred income taxes	35,549	34,800

TOTAL ASSETS	$481,325	$473,001

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$72	$109
Accounts payable	62,611	57,709
Accrued expenses and other	53,694	52,907

Total current liabilities	116,377	110,725

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	200,052	200,052
Other liabilities	6,552	6,619

Total long-term liabilities	206,604	206,671

SHAREHOLDERS’ EQUITY:
Preferred shares, without par value, 5,000 authorized, none issued	—	—
Common shares, without par value, 60,000 authorized, 22,785 and 22,780 issued and outstanding at April 2, 2005 and December 31, 2004, respectively (net of 8 treasury shares for each period), with no stated value	—	—
Additional paid-in capital	146,128	145,764
Retained earnings	10,624	6,255
Accumulated other comprehensive income	1,592	3,586

Total shareholders’ equity	158,344	155,605

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$481,325	$473,001

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STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in thousands)

	For the Three Months Ended
	April 2,	March 31,
	2005	2004
OPERATING ACTIVITIES:

Net cash (used) provided by operating activities	$(5,335)	$6,909

INVESTING ACTIVITIES:
Capital expenditures	(4,054)	(4,750)

Net cash used by investing activities	(4,054)	(4,750)

FINANCING ACTIVITIES:
Repayments of long-term debt	(37)	(13)
Share option activity	42	(581)

Net cash provided (used) by financing activities	5	(594)

Effect of exchange rate changes on cash and cash equivalents	(631)	(46)

Net change in cash and cash equivalents	(10,015)	1,519
Cash and cash equivalents at beginning of period	52,332	24,142

Cash and cash equivalents at end of period	$42,317	$25,661

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